Exhibit 10.11

ASSIGNMENT, ASSUMPTION AND AMENDMENT
OF MANAGEMENT AGREEMENT

(Houston, Texas)

THIS ASSIGNMENT, ASSUMPTION AND AMENDMENT OF MANAGEMENT AGREEMENT (the “Agreement”) is made and entered into as of the 3rd day of January, 2003 (the “Effective Date”), by and among WESTEL PROPERTIES II, LTD, a Texas limited partnership (“Assignor”), AHF SERVICES LIMITED PARTNERSHIP, a Virginia limited partnership (“Assignee”), and RESIDENCE INN BY MARRIOTT, INC., a Delaware corporation (the “Manager”).

RECITALS:

A.    Manager and Assignor entered into that certain Management Agreement dated as of April 8, 1996, as amended by that certain First Amendment to Management Agreement dated as of October 8, 1997, and further amended by that certain Letter Agreement dated as of September 29, 1999, (together, the “Management Agreement”), pursuant to which Manager operates and manages a certain Residence Inn by Marriott hotel located at 9965 Westheimer Road, Houston, Texas (the “Inn”).

B.    Pursuant to that certain Purchase Contract (the “Sale Agreement”) dated December 18, 2002, between Assignor as Seller, and Apple Suites Realty Group, Inc., a Virginia corporation (the “Purchaser”), as Purchaser, AHF Houston Westchase Limited Partnership, a Virginia limited partnership (“New Owner”), as Purchaser’s assignee under the Sale Agreement, has acquired, or is about to acquire, the Inn from Assignor.

C.    Immediately upon New Owner’s acquisition of the Inn from Assignor, New Owner will enter into that certain Hotel Lease Agreement, effective as of even date therewith (the “Operating Lease”), whereby New Owner will lease the Inn to Assignee, and New Owner will also enter into that certain Owner Agreement of even date therewith (the “Owner Agreement”) among New Owner, Assignee and Manager.

D.    Pursuant to the Sale Agreement, and upon the closing of the sale of the Inn from Assignor to New Owner, Assignor is to assign all of its right, title and interest under the Management Agreement to Assignee, and Assignee has agreed to accept such assignment, and assume all obligations of Assignor under the Management Agreement, on the terms and conditions set forth below.

E.    Assignor has requested Manager to consent to the assignment of the Management Agreement from Assignor to Assignee, and Manager is willing to consent to such assignment, conditioned on the acceptance of the terms and conditions set forth below and as set forth in the Owner Agreement and the execution of this Agreement, the Owner Agreement, and a certain

Release (the “Release”) of even date herewith to be executed by Assignor, New Owner and Assignee.

AGREEMENTS:

NOW THEREFORE, in consideration of the foregoing and as an inducement for Manager’s granting its consent to the assignment of the Management Agreement to Assignee as herein provided, the payment of $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Incorporation of Recitals.  The Recitals set forth above are true and correct and are hereby incorporated herein by this reference.

2.    Assignment.  Assignor hereby sells, assigns, delegates, conveys, grants and sets over unto Assignee all of the Assignor’s right, title and interest in and to the Management Agreement.

3.    Assumption.  Assignee hereby accepts the assignment set forth in Section 2 hereof, and hereby covenants and agrees, for the benefit of Assignor and Manager, to perform and keep all of the terms, conditions, covenants, agreements, liabilities and obligations to be performed by the Assignor as “Owner” pursuant to the Management Agreement and hereby assumes all of the obligations, covenants and agreements to be performed by “Owner” under the Management Agreement, arising from and after the Effective Date; provided, however, that notwithstanding the foregoing, Assignee also hereby assumes all obligations for Inn operating expenses and liabilities arising under the Management Agreement prior to the Effective Date to the extent that such Inn operating expenses and liabilities are made the obligations of Assignee under this Agreement.

4.    Release as of Effective Date.  In consideration of the assignment set forth in Section 2 hereof and the assumption by Assignee set forth in Section 3 hereof, Manager hereby releases Assignor from those obligations, covenants and agreements of “Owner” under the Management Agreement arising from and after the Effective Date, which such obligations, covenants and agreements shall be, from and after the Effective Date, the obligations, covenants and agreements of Assignee.

5.    Consent to Assignment.  Manager hereby consents to the assignment of the Management Agreement by Assignor to Assignee, and the assumption thereof by Assignee, subject and pursuant to the terms and conditions hereof, and the terms and conditions of the Owner Agreement and the Release.

6.    Manager’s Right of First Negotiation and Right to Terminate.  Manager hereby confirms that it has waived its right of first negotiation under Section 10.02.B of the Management Agreement and has waived its right to terminate the Management Agreement under Section 10.02.B.2.b of the Management Agreement, in connection with the transaction under the Sale Agreement and Operating Lease only, and subject to the full execution of this Agreement, the Owner Agreement and the Release, all of even date herewith.

7.    Representations by Manager.  Manager represents and warrants that (i) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate actions on the part of Manager, none of which actions have been modified or rescinded, and all of which actions are in full force and effect, (ii) this Agreement constitutes a valid and binding obligation of Manager, enforceable against Manager in accordance with its terms, (iii) Manager has not assigned its interest under the Management Agreement and currently manages and operates the Inn pursuant thereto, (iv) the Management Agreement is in full force and effect, represents the entire agreement of Manager and the Assignor with respect to the Inn, and has not been modified, supplemented or amended in any respect, (v) to Manager’s knowledge as of December 20, 2002, no event has occurred and is continuing which entitles Manager to terminate the Management Agreement, (vi) to Manager’s knowledge as of December 20, 2002, no Event of Default has occurred and is continuing under the Management Agreement and, to Manager’s knowledge as of December 20, 2002, no circumstances exist which, with the giving of notice, the lapse of time, or both, would constitute an Event of Default or otherwise entitle Manager to terminate the Management Agreement, (vii) all management fees due and payable to Manager under the Management Agreement, including the Base Management Fee, Residence Inn System Fee and Incentive Management Fee, if any, have been paid through November 29, 2002, and (viii) as of the date hereof, the current balance of the Reserve established by Manager under Section 5.02 of the Management Agreement is $421,068.47. The phrase “to Manager’s knowledge” used herein in this Section 7 shall be limited to mean the actual knowledge of (i) Paula Blackwell, General Manager of the Inn, and (ii) Christopher Feeney, Vice President for Global Asset Management, Lodging Finance and Business Development for Marriott International, Inc., without any independent investigation or inquiry therein.

8.    Representations by the Assignor.  The Assignor represents and warrants that (i) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite limited partnership actions on the part of the Assignor, none of which actions have been modified or rescinded, and all of which actions are in full force and effect, (ii) this Agreement constitutes a valid and binding obligation of the Assignor, enforceable against the Assignor in accordance with its terms, (iii) Assignor has not assigned its interest under the Management Agreement, (iv) the Management Agreement is in full force and effect, represents the entire agreement of Manager and the Assignor with respect to the Inn, and has not been modified, supplemented or amended in any respect, (v) to the knowledge of Assignor, no event has occurred and is continuing which entitles Assignor or Manager to terminate the Management Agreement, (vi) no Event of Default has occurred and is continuing under the Management Agreement and, to the knowledge of Assignor, no circumstances exist which, with the giving of notice, the lapse of time, or both, would constitute an Event of Default or otherwise entitle Assignor or Manager to terminate the Management Agreement, (vii) all management fees due and payable to Manager under the Management Agreement, including the Base Management Fee, Residence Inn System Fee and Incentive Management Fee, if any, have been paid through November 29, 2002, and

(viii) as of the date hereof, the current balance of the Reserve established by Manager under Section 5.02 of the Management Agreement is $421,068.47.

9.    Representations by the Assignee.  The Assignee represents and warrants that (i) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate actions on the part of the Assignee, none of which actions have been modified or rescinded, and all of which actions are in full force and effect, and (ii) this Agreement constitutes a valid and binding obligation of the Assignee, enforceable against the Assignee in accordance with its terms.

10.    Manager’s Accounting Obligations.

(a)    Assignor, Assignee, and New Owner hereby acknowledge and agree that notwithstanding anything to the contrary in the Sale Agreement, Manager shall have no obligation to provide accounting, bookkeeping, or other assistance to Assignor, Assignee, New Owner or Purchaser in allocating pre-assignment and/or post-assignment revenues and expenses among Assignee, Assignor and New Owner (or any affiliate thereof); accordingly, Manager shall not be required to provide any documentation or reports concerning revenues or expenses other than the customary Accounting Period statement and customary year-end statement required under the Management Agreement. Notwithstanding the foregoing, Manager agrees to provide Assignor and Assignee commercially reasonable cooperation and assistance in responding to any request related to the final allocation and accounting of pre-assignment and post-assignment revenues and expenses.

(b)    The parties agree that, notwithstanding anything to the contrary herein, on and after the Effective Date, Manager may, in accordance with the Management Agreement and the terms hereof, pay all expenses and liabilities of the Inn from funds in the Inn’s operating account (including without limitation Working Capital) regardless of whether such expenses and liabilities relate in whole or in part to the period of time prior to the Effective Date. The parties further agree that in no event shall Manager be responsible for satisfying any Inn liability or expense from Manager’s own funds, except for specific payment obligations of Manager, if any, expressly set forth in the Management Agreement. Assignee acknowledges that on the Effective Date there is no Working Capital provided by Owner and held by Manager in respect of the Inn; Assignee shall be obligated to pay to Manager Working Capital in such amount as Manager determines necessary within thirty (30) days of its receipt of Manager’s notice requesting same, in accordance with the provisions of the Management Agreement.

11.    Accounting Periods Distributions.

(a)    Each party to this Agreement hereby acknowledges and agrees that Manager shall remit, less any amounts owed to Manager under the Management Agreement, the distribution (if any) due and payable to “Owner” under Article 5.02 of the Management Agreement as follows: (i) to Assignor for owner distributions relating to Fiscal Year 2002 and (ii) to Assignee for owner distributions relating to Fiscal Year 2003 and for thereafter for so long as Assignee is Owner under the Management Agreement.

(b)    With respect to invoices and other requests for payments of Inn operating expenses and liabilities relating to the period of time prior to the Effective Date that are received by Manager on or after the Effective Date, Manager shall be entitled to pay such unpaid amount or amounts as a Deduction out of Gross Revenues under the Management Agreement, whether received or attributed to the period before or the period on or after the Effective Date.

(c)    Funds in the Reserve as of the Effective Date shall be retained by Manager and held by Manager as such under the terms of the Management Agreement. In the event Manager receives after the Effective Date invoices and other requests for payment of FF&E expenses relating to the period of time prior to the Effective Date, Manager shall be entitled to (i) pay such unpaid amount or amounts from funds in the Reserve in accordance with the Management Agreement, and (ii) to the extent that such unpaid amounts exceed the amount of funds in the Reserve, Assignee shall be obligated to pay such deficiency in accordance with the provisions of the Management Agreement applicable to shortages in the Reserve.

(d)    Any adjustments as between or among Assignor, Assignee, or New Owner in respect of the funds and accounts to be retained by Manager as aforesaid shall be the responsibility of Assignor, Assignee, and/or New Owner, in conjunction with the settlement of the transfer of the Inn under the Sale Agreement.

(e)    Notwithstanding anything contained in this Agreement to the contrary, Assignor, Assignee and New Owner agree that if Manager pays expenses and liabilities of the Inn attributable to the period before the Effective Date from Gross Revenues relating to the period on or after the Effective Date other than payments made from the Reserve for replacing or repairing FF&E, Assignor shall reimburse Assignee for all such amounts paid by Manager pursuant to Section 12.2 of the Sale Agreement, or if any such expenses are paid thereafter, promptly after demand by Assignee therefor.

12.    Insurance and Sales & Use Tax.

(a)    Manager will establish an escrow fund (“Escrow”) out of Gross Revenues attributable to the period prior to the Effective Date in an amount that Manager reasonably believes will be necessary to (i) pay for claims under general liability, worker’s compensation and employer’s liability insurance that accrue before the Effective Date, and (ii) pay any and all sales and use taxes due in respect of the period of time prior to the Effective Date. Manager has estimated that approximately Fifteen Thousand Four Hundred Thirty Three and 22/100 Dollars ($15,433.22) will be sufficient to fund the Escrow and will determine the exact amount of funds to be held in the Escrow no later than fourteen (14) days after the Effective Date. Assignor and Assignee understand and agree that monies that are put into the Escrow shall be treated as Deductions from Gross Revenues (related to the period prior to the Effective Date) under the Management Agreement.

(b)    To the extent any funds remain in the Escrow on the date that is two years after the Effective Date, Manager will remit such excess funds to Assignor within fifteen (15) days. To the extent there are insufficient funds in the Escrow to reimburse Manager for all expenses relating to the Escrow (“Escrow Shortfall”), Assignor or Assignor’s successor-in-interest (other than Assignee or New Owner) shall, within fifteen (15) days of a written request from Manager, pay to Manager an amount equal to the Escrow Shortfall. The parties agree that Manager may commingle funds in the Escrow and use the respective escrowed funds for any of the aforementioned purposes.

13.    Amendments to Management Agreement.  The parties hereto do hereby covenant and agree to the following amendments to the Management Agreement to be effective as of the Effective Date:

(a)    Additional Definitions.  The Management Agreement is hereby amended to add the following additional defined terms to Section 12.01:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, directly or indirectly, of the power: (i) to vote more than fifty percent (50%) of the voting stock of such Person; or (ii) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise.

“Person” means an individual (and the heirs, executors, administrators, or other legal representatives of an individual), a partnership, a corporation, limited liability company, a government or any department or agency thereof, a trustee, a trust and any unincorporated organization.

(b)    Definition of “Sale of the Inn”.  The parties agree to modify the definition of Sale of the Inn in Section 12.01 by inserting the following language at the end thereof:

For purposes of this Agreement, a Sale of the Inn shall not be deemed or construed to include (i) any transfer, conversion or exchange of publicly-held or publicly-traded securities of Owner’s ultimate parent entity, Apple Hospitality Five, Inc., a Virginia corporation (“Apple Five”), by operation of law or otherwise, or any issuance of additional securities of Apple Five; or (ii) any sale, assignment, transfer or other disposition of the Inn by Owner to an Affiliate of Owner, provided that, a subsequent sale, assignment, transfer, lease, sublease or other disposition of the Inn by, or a change in “controlling interest” of, such Affiliate would constitute a “Sale of the Inn”; provided, if Manager believes (and so states in writing to Owner), that, in the case of clause (i) above, such transfer, conversion, exchange, or issuance will cause the controlling interest in the stock of Apple Five to be held by an individual or entity to which a Sale of the Inn is prohibited pursuant to Section 10.02.A hereof, or, in the case of (ii) above, the Affiliate of Owner is an individual or entity to which a Sale of the Inn is prohibited pursuant to Section 10.02.A hereof, then Manager shall have the right to terminate this Agreement by providing written notice to Owner and such termination shall be in accordance with the terms and conditions of Section 11.11 herein and, in connection with such termination, Owner shall pay to Manager, within ten (10) days of Manager’s request therefor, as compensation for Manager’s lost revenue and expenses and not as a penalty, an amount as calculated pursuant to Section 11.11.H of this Agreement, provided that if Owner fails to pay such amount to Manager within the time period set forth above, then Manager shall have all of the rights and remedies specified in Section 11.11.H. Notwithstanding the foregoing, Manager shall not be entitled to a fee in the amount as calculated pursuant to Section 11.11.H of this Agreement if (a) Manager elects to terminate this Agreement in connection with a transfer, conversion, exchange, or issuance of securities pursuant to clause (i) above solely because the prospective transferee falls within the criteria established under Section 10.02.A(3) and (b) neither the prospective transferee, nor any of its Affiliates, has an ownership interest (other than that of a mere passive investor with a non-controlling interest) in (x) a brand of hotels totaling at least ten (10) hotels or (y) in a group of hotels totaling at least ten (10) hotels that are not affiliated with a brand but that are marketed and operated as a collective group.

(c)    Independent Contractor.  The parties agree that the phrase “Notwithstanding the agency relationship created by this Agreement” in the first line of Section 11.03.B is deleted. The parties also agree that Section 11.03.A of the Management Agreement is deleted in its entirety, and in lieu thereof, the following is substituted:

11.03.A    Relationship

In the performance of this Agreement, Manager shall act solely as an independent contractor. Neither this Agreement nor any agreements, instruments, documents, or transactions contemplated hereby shall in any respect be interpreted, deemed or construed as making Manager a partner, joint venturer with, or agent of, Owner. Owner and Manager agree that neither party will make any contrary assertion, claim or counterclaim in any action, suit, arbitration or other legal proceedings involving Owner and Manager.

(d)    Notices.  The parties agree to revise the applicable notice addresses in the Management Agreement. Therefore, the second paragraph of Section 11.07 of the Management Agreement is deleted in its entirety, and in lieu thereof, the following is substituted:

To Owner:          AHF Services Limited Partnership
10 South Third Street
Richmond, Virginia 23219
Attn:    Glade M. Knight, President
Fax:      (804) 344-8129

(e)    Affiliate Transactions.  The Management Agreement is hereby amended to add the following as Section 11.19:

Section 11.19  Affiliates

Manager shall be entitled to contract with companies that are Affiliates (or companies in which Manager has an ownership interest if such interest is not sufficient to make such a company an Affiliate) to provide goods and/or services to the Inn; provided that the prices and/or terms for such goods and/or services are competitive. Additionally, Manager may contract for the purchase of goods and services for the Inn with third parties that have other contractual relationships with Manager, Marriott and their Affiliates, so long as the prices and terms are competitive. In determining, pursuant to the foregoing, whether such prices and/or terms are competitive, they will be compared to the prices and/or terms which would be available from reputable and qualified parties for goods and/or services of similar quality, and the goods and/or services which are being purchased shall be grouped in reasonable categories, rather than being compared item by item. The prices paid may include overhead and the allowance of a reasonable return to Manager’s Affiliates (or companies in which Manager has an ownership interest if such interest is not sufficient to make such a company an Affiliate). Owner acknowledges and agrees that, with respect to any purchases of goods or services pursuant to this Section 11.19 and subject to the foregoing qualification that prices and/or terms are competitive, Manager’s Affiliates may retain for their own benefit any allowances, credits, rebates, commissions and discounts received with respect to any such purchases.

(f)    Waiver of Jury Trial and Consequential and Punitive Damages.  The Management Agreement is hereby amended to add the following as Section 11.20:

Section 11.20  Waiver of Jury Trial and Consequential and Punitive Damages

Owner and Manager each hereby absolutely, irrevocably and unconditionally waive trial by jury and the right to claim or receive consequential, incidental, special or punitive damages in any litigation, action, claim, suit or proceeding, at law or in equity, arising out of, pertaining to or in any way associated with the covenants, undertakings, representations or warranties set forth herein, the relationships of the parties hereto, whether as “Owner” or “Manager” or otherwise, this Agreement or any other agreement, instrument or document entered into in connection herewith, or any actions or omissions in connection with any of the foregoing.

14.    Indemnification.

(a)    Assignor shall indemnify, defend and hold Assignee, New Owner, and Purchaser, and their affiliates, successors and assigns, harmless from and against any and all claims, liabilities, damages and expenses (including, without limitation, attorneys’ fees and expenses) arising out of (i) the failure or alleged failure of Assignor to perform and comply with all of the terms, conditions, covenants, agreements, liabilities and obligations required to have been performed or complied with by “Owner” under the Management Agreement prior to the Effective Date, (ii) any act or omission of Assignor under the Management Agreement prior to the Effective Date, (iii) the failure or alleged failure of Assignor to perform and comply with all of its obligations under this Agreement.

(b)    Assignee shall indemnify, defend and hold Assignor, and their affiliates, successors, and assigns, harmless from and against any and all claims, liabilities, damages and expenses (including, without limitation, attorneys’ fees and expenses) arising out of (i) the failure or alleged failure of Assignee to perform and comply with all of the terms, conditions, covenants, agreements, liabilities and obligations required to have been performed or complied with by “Owner” under the Management Agreement on or after the Effective Date, (ii) any act or omission of Assignee under the Management Agreement on or after the Effective Date, (iii) the failure or alleged failure of Assignee to perform and comply with all of its obligations under this Agreement.

(c)    To the extent any claim is brought by Assignor or Assignee under the foregoing indemnification provisions, the procedures for asserting such a claim shall be governed by the provisions of Section 8.11(c) of the Sale Agreement without regard to whether such claim results from liability asserted by a third party. The right to recover in connection with any such claim shall survive the closing of the sale of the Inn, shall not be limited to any funds escrowed under the Sale Agreement or to the period of time during which any such escrow is required to be maintained.

15.    Miscellaneous

(a)    Ratification;  Conflict in Terms.  All of the terms and conditions of the Management Agreement, as amended hereby, are hereby ratified and affirmed and the

Management Agreement, as amended hereby, shall continue in full force and effect. In the event of a conflict between the terms hereof and the terms of the Management Agreement, the terms hereof shall control.

(b)    Counterparts.  This Agreement may be executed in counterparts, all of which, when taken together, shall constitute a single and enforceable agreement. The executed counterparts may be delivered by facsimile transmission, and such delivery shall be effective to bind the party so delivering its executed counterpart upon such party’s receipt of an executed counterpart, either by facsimile transmission or otherwise, from the other party. Each party agrees to provide hard copy originals of its executed counterparts to the other party promptly following the exchange of facsimile copies as aforesaid.

(c)    Binding on Successors and Assigns.  The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(d)    No Oral Modification.  The provisions of this Agreement may not be modified, amended, waived, discharged or terminated except by a written document signed by all of the parties hereto.

(e)    Defined Terms.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Management Agreement, as amended hereby.

(f)    Headings.  Headings and Captions of Sections herein are inserted only for convenience and are in no way to be construed to interpret the meaning of or serve as a limitation on the scope of the particular terms or provisions of the Sections to which they refer.

(g)    Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Texas, without giving effect to the principles thereof governing conflicts of laws.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the date first written above.

ASSIGNOR:

WESTEL PROPERTIES II, LTD.

By:	Westel Associates, L.C., its General Partner

By: /s/ TOM MASTOR [SEAL]
Name: Tom Mastor
Title: Vice President

ASSIGNEE:

AHF SERVICES LIMITED PARTNERSHIP

By:	AHF Services General, Inc., its General Partner

By: /S/ GLADE M. KNIGHT [SEAL]
Name: Glade M. Knight
Title: President

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MANAGER:

RESIDENCE INN BY MARRIOTT, INC., a Delaware corporation

By:	/s/ JOEL M. EISEMANN [SEAL]
Name: Joel M. Eisemann
Title: Vice President

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THE UNDERSIGNED HAS JOINED HEREIN FOR THE PURPOSE OF EVIDENCING ITS AGREEMENT TO PERFORM AND BE BOUND BY THE TERMS OF THIS AGREEMENT THAT ARE APPLICABLE TO NEW OWNER:

AHF HOUSTON WESTCHASE LIMITED PARTNERSHIP,
a Virginia limited partnership

By:	AHF Houston Westchase GP, Inc., its General Partner

By: /s/ GLADE M. KNIGHT [SEAL]
Name: Glade M. Knight
Title: President